Exhibit 10.2

JEFFREY ENERGY CENTER

TRANSFER AGREEMENT

This Transfer Agreement (the “Agreement”) is made as of August 11, 2006 by Westar Energy, Inc., a corporation organized and existing under the laws of the State of Kansas (“Westar”), Kansas Gas and Electric Company, a corporation organized and existing under the laws of the State of Kansas (“KGE”), Aquila, Inc., a corporation organized and existing under the laws of the State of Delaware (“Aquila”), and solely for purposes of Sections 3.4 and 4.2 hereof, Mid-Kansas Electric Company, a limited liability company organized and existing under the laws of the State of Kansas (“MKEC”).

RECITALS

A.         Westar (formerly known as The Kansas Power and Light Company), KGE, Centel Corporation (the Central Telephone & Utilities Corporation) (“Centel”), and Aquila (then Missouri Public Service Company) (i) entered into that certain Agreement for the Construction and Ownership of Jeffrey Energy Center, dated as of January 13, 1975 (as supplemented, modified, or amended, the “Ownership Agreement”), which establishes rights and obligations of the parties thereto as owners of undivided interests (each, individually, an “Ownership Interest” and, collectively, the “Ownership Interests”) in each Element (defined below) of the electric generation facility located in Pottawatomie County, Kansas currently composed of three coal-fired generating units, certain wind turbine generation assets, and other assets, owned or leased as of the date hereof by Westar, KGE, and Aquila (the “Project”), and (ii) entered into that certain Agreement for the Operation of Jeffrey Energy Center dated as of June 1, 1978 (as supplemented, modified, or amended, the “Operating Agreement”), which establishes their respective rights and obligations with respect to operation of, and entitlement to energy and capacity from, the Project (each, individually, an “Operating Interest” and, collectively, the “Operating Interests”).

B.          The Project is comprised of separate “Elements,” which consist of Jeffrey Energy Center (i.e., Units 1-3), the Site, the Transmission Assets, the Remaining Assets, and Unit 4, each as defined in the Ownership Agreement.

C.          On or about August 15, 1991, (i) Centel conveyed its 8% Ownership Interest in the Jeffrey Energy Center (the “JEC Interest”) to the Owner Trustee (as herein defined); (ii) Centel conveyed its 8% Ownership Interest in the Site (the “Site Interest”), the Transmission Assets (as existing on the date hereof, the “Transmission Assets Interest”), the Remaining Assets (the “Remaining Asset Interest”) and Unit 4, if ever built (the “Unit 4 Interest”), to Aquila; (iii) Aquila leased the Site Interest and the Remaining Asset Interest to the Owner Trustee pursuant to that certain Site and Support Assets Lease, dated as of August 15, 1991 (the “Site and Support Assets Lease”); and (iv) the Owner Trustee leased the JEC Interest, Site Interest, and Remaining Asset Interest to Aquila pursuant to that certain Lease Agreement dated as of August 15, 1991 (the “JEC Lease”).

D.           Westar (formerly known as The Kansas Power and Light Company), KGE, Centel, Aquila (then UtiliCorp United Inc.), and the Owner Trustee entered into that certain

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Consent and Assumption, dated as of August 15, 1991 (the “1991 Consent”), pursuant to which (among other matters) the parties thereto consented to the transfers referenced above and acknowledged and agreed to the allocation between Aquila and the Owner Trustee, pursuant to the JEC Lease Documents, of rights and obligations under the Ownership Agreement and Operating Agreement.

E.            Westar (formerly known as The Kansas Power and Light Company) and Aquila (as successor to Centel, then known as Central Telephone & Utilities Corporation) are parties to that certain Transmission Agreement, dated as of June 1, 1978, as amended by that certain Amendment No. 1, dated as of November 17, 1993 (the “WPK Transmission Agreement”).

F.            Westar (formerly known as The Kansas Power and Light Company) and Aquila (then known as Missouri Public Service Company) are parties to that certain Transmission Agreement, dated as of June 1, 1978, as amended by that certain Amendment No. 1, dated as of November 17, 1993 (the “MPS Transmission Agreement”).

G.           Aquila and Mid-Kansas Electric Company, LLC, a Kansas limited liability company (“MKEC”) have entered into an Asset Purchase Agreement, dated as of September 21, 2005 (the “Sale Agreement”), providing for the sale by Aquila to MKEC of substantially all of the assets of Aquila Networks WPK, a division of Aquila.

H.           Contemporaneously with the execution hereof, Aquila and MKEC are entering into an amendment of the Sale Agreement to, among other matters, provide for the sale of the JEC Transferred Interest by Aquila to Westar pursuant to the terms and conditions set forth herein, subject to the effectiveness of a Participation Power Agreement entered into contemporaneously herewith by Westar and MKEC (the “Westar-MKEC PPA”) and the other conditions set forth herein.

AGREEMENT

NOW THEREFORE, each of the undersigned hereby consents and agrees as follows:

SECTION 1.	DEFINITIONS

1.1	Definitions. As used in this Agreement:

1.1.1      The terms defined in the preamble and recitals hereto shall have the respective meanings ascribed thereto in said preamble and recitals.

1.1.2      The term “Affiliate” means a person controlling, controlled by, or under common control with a specified person. As used herein, the term “person” means an individual, trust, partnership, corporation, cooperative, limited liability company, or any other entity. As used herein, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person whether through the ownership of voting securities or by contract.

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1.1.3	The term “Consenting Owners” means Westar, KGE, and Aquila.

1.1.4      The term “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

1.1.5      The term “Independent Accounting Firm” means any independent accounting firm of national reputation mutually appointed by Aquila and Westar.

1.1.6      The term “JEC Coal Contract” means that certain 1993 Amended and Restated Coal Supply Agreement dated March 29, 1993 among WestPlains Energy, Missouri Public Service, Western Resources, Inc., Kansas Gas and Electric Company, and Amax Coal West, Inc., as amended by that certain First Amendment to 1993 Amended and Restated Coal Supply Agreement, dated March 1, 1994, and by that certain Second Amendment to 1993 Amended and Restated Coal Supply Agreement, dated October 2, 2000, and by that certain Third Amendment to 1993 Amended and Restated Coal Supply Agreement, dated October 2, 2000, and as may be further amended.

1.1.7      The term “JEC Documents” means the JEC Lease Documents, the JEC Project Documents, the JEC Coal Contract, and the WPK Transmission Agreement.

1.1.8     The term “JEC Lease Documents” means the JEC Lease and all agreements and instruments related thereto, as set forth on Schedule 1.1.8 attached hereto.

1.1.9      The term “JEC Project Documents” means the Ownership Agreement, the Operating Agreement, and the agreements related thereto, as set forth on Schedule1.1.9 attached hereto.

1.1.9      The term “JEC Transferred Interest” means Aquila’s ownership and leasehold interests in and to the JEC Interest, the Site Interest, the Remaining Assets Interest, the Transmission Assets Interest, and the Unit 4 Interest (including all additions to and modifications of the property and assets, real and personal, underlying such interests), all Operating Interests in respect thereof, and all right, title and interest of Aquila in sulphur dioxide, mercury or similar allowances allocable to any of the foregoing.

1.1.10    The term “Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, or regulation.

1.1.11    The term “MPS Interests” means all Ownership Interests and Operating Interests of Aquila other than the JEC Transferred Interest, and shall include specifically the 8% Ownership Interest and associated Operating Interests held by Aquila (previously known as Missouri Public Service Company and UtiliCorp United Inc.) prior to August 15, 1991 (including all subsequent additions to and modifications of the property and assets underlying such interests).

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1.1.12  The term “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body and, with respect to a Required Approval, an Order granting such Required Approval that is not subject to any rehearing or appeal and has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (i) any required waiting period has expired, and (ii) all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied.

1.1.13  The term “Owner Trustee” means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as trustee under that certain Trust Agreement, dated as of August 15, 1991, between Financial Leasing Corporation and Wilmington Trust Company.

1.1.14    The term “Prime Rate” means, for any day, the per annum rate of interest quoted as the “Bank Prime Rate” rate for the most recent weekday for which such rate is quoted in the statistical release designated as H.15(519), or any successor publication, published from time to time by the Board of Governors of the Federal Reserve System.

1.1.15    The term “Transmission Agreements” means the WPK Transmission Agreement and the MPS Transmission Agreement.

1.1.16	The term “Westar Entities” means Westar and KGE.

Unless otherwise specified herein, capitalized terms used without definition have the meanings given to them in the Ownership Agreement (specifically, Amendment No. 5 thereto).

1.2        Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar meaning used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and subsection references contained in this Agreement are references to sections and subsections in this Agreement unless otherwise specified.

SECTION 2.	TRANSFER

2.1          Transfer to Westar. Subject to the terms and conditions of this Agreement, at the Closing, Aquila will assign and transfer to Westar and Westar will assume and accept the assignment and transfer of all rights, benefits, claims, liabilities and obligations of Aquila relating to the JEC Transferred Interest, including all rights, benefits, claims, liabilities and obligations of Aquila arising under the JEC Documents (in the case of the JEC Project Documents and JEC Coal Agreement, to the extent relating to the JEC Transferred Interest); provided, however, that in each case such assignment, transfer, and assumption shall not include any rights, benefits, claims, liabilities or obligations to the extent relating to the period prior to the Effective Time. At the Closing, Aquila and Westar will execute and deliver a Special Warranty Deed, a Bill of Sale, and an Assignment and Assumption Agreement in forms to be agreed upon consistent with the terms of this Agreement.

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SECTION 3. CONSIDERATION

3.1        Closing Payments. Westar agrees to pay to Aquila, at Closing (subject to the other provisions of this Section 3.1), an amount equal to $17,868,000.00 (the “Base Price”), adjusted as follows (i) the Base Price will be increased by the Adjustment Amount if the Adjustment Amount is a positive number; and (ii) the Base Price will be reduced by the Adjustment Amount if the Adjustment Amount is a negative number. The Adjustment Amount will be determined in accordance with the requirements set forth on Exhibit 3.1. The Base Price as adjusted is referred to herein as the “Purchase Price”. At Closing, a transaction fee in the amount of $3,500,000.00 payable by Aquila to Westar in respect of the transactions contemplated hereby will be credited to and netted against the Purchase Price and Closing Payment Amount.

3.2	Determination of Purchase Price.

(a)          No later than 15 days prior to the Closing Date, Aquila will prepare and deliver to Westar a good faith estimate of the Purchase Price (such estimated Purchase Price being referred to herein as the “Closing Payment Amount”). Notwithstanding any other provision of this Agreement, for purposes of determining the Purchase Price under this Agreement, the estimated Net Plant at Closing and the estimated Closing SO2 Payable Amount included in the calculation of the Closing Payment Amount will be final as between Aquila and the Westar Entities and will not be subject to adjustment after Closing pursuant to the remaining provisions of this Section 3.2. The foregoing shall not limit the rights and obligations of Aquila and MKEC with respect to the JEC Net Plant True-Up Amount under (and as defined in) the Sale Agreement, or the rights and obligations of MKEC and Westar with respect to the difference between the Closing SO2 Payable Amount and the Total SO2 Payable Amount as provided in Section 3.4 hereof.

(b)          Within 90 days after the Closing Date, Aquila will prepare and deliver to Westar a statement (the “Post-Closing Adjustment Statement”) that reflects Aquila’s determination of (i) the Adjustment Amount, and (ii) the Purchase Price based on the Adjustment Amount; provided, however, that the Net Plant at Closing included in such calculation shall, for purposes of this Agreement, be equal to the estimated Net Plant at Closing included in the calculation of the Closing Payment Amount pursuant to Section 3.2(a) hereof. In addition, Aquila will provide Westar with supporting calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement. Westar agrees to cooperate with Aquila in connection with Aquila’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Aquila with access to its books, records, information, and employees as Aquila may reasonably request.

(c)          The amounts determined by Aquila as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after Aquila has delivered the Post-Closing Adjustment Statement Westar notifies Aquila of any dispute with matters set forth in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by Westar (an

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“Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Westar disagrees, the basis of such disagreement, and Westar’s position with respect to such disputed item.

(d)          If Westar delivers an Adjustment Dispute Notice in compliance with Section 3.2(c), then (i) the undisputed portion of the total proposed Adjustment Amount set forth in the Post-Closing Adjustment Statement (together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in effect on the Closing Date) will be paid by Aquila or Westar, as appropriate, in accordance with the payment procedures set forth in Section 3.2(e); and (ii) Westar and Aquila will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the parties. If Westar and Aquila are unable to reach a resolution with respect to all disputed items within 45 days of delivery of the Adjustment Dispute Notice, Westar and Aquila will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to Westar and Aquila, within 30 days after such submission, upon such remaining disputed items. The report of the Independent Accounting Firm will be final, binding, and conclusive on the parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Westar and Aquila so that Westar’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Westar (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm.

(e)          Within five days following the final determination of the Purchase Price pursuant to Sections 3.2(c) and 3.2(d), (i) if the Purchase Price is greater than the Closing Payment Amount, Westar will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Aquila; or (ii) if the Purchase Price is less than the Closing Payment Amount, Aquila will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Westar. Any amount paid under this Section 3.2(e) will be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date, in cash by wire transfer of immediately available funds to the account specified by the party receiving payment.

3.3          Prorations. All property taxes with respect to the JEC Transferred Interest will be prorated as of the Effective Time, with Aquila liable to the extent such taxes relate to any period prior to the Effective Time, and Westar liable to the extent such taxes relate to any period from and after the Effective Time. Aquila will provide Westar with a good faith estimate of amounts to be prorated and Aquila and Westar will adjust the amounts paid at Closing to reflect such prorations. The proration of all taxes under this Section 3.3 will be recalculated by Westar within 60 days following the date upon which the actual amounts become available to Westar. Westar will notify Aquila promptly of such recalculated amounts, and will provide Aquila with all documentation relating to such recalculations, including tax statements and other notices from

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third parties. Aquila and Westar will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated.

3.4	SO2 Allowances.

(a)	As used herein, the following terms have the meaning set forth below:

(i)           The term “SO2 Payable Amount” means the amount of the account payable to Westar with respect to SO2 allowances for the JEC Transferred Interest, as such amount is determined in accordance with the JEC Project Documents.

(ii)          The term “Closing SO2 Payable Amount” means the SO2 Payable Amount of Aquila reflected in FERC Account 232 – A/P Other as of the Effective Time, as such amount is estimated prior to the Effective Time by Aquila with the assistance of Westar and approved by MKEC (such approval not to be unreasonably withheld).

(iii)        The term “Total SO2 Payable Amount” will be the aggregate SO2 Payable Amount with regard to the calendar year during which the Effective Time occurs (and the prior calendar year, if the Total SO2 Payable Amount for such year has not yet been finally determined and paid by Aquila), disregarding any payment by Aquila of the Closing SO2 Payable Amount or credit of the Closing SO2 Payable Amount to Westar in determining the Adjustment Amount hereunder.

(b)          The parties hereto, including MKEC, agree that: (a) SO2 allowances included in the ECA by Aquila as reflected in FERC Account 173 as of the Effective Time shall be based upon the Closing SO2 Payable Amount, (b) the Closing SO2 Payable Amount shall not be subject to adjustment pursuant to Section 3.2 hereof for purposes of determining the Purchase Price hereunder, (c) the Closing SO2 Payable Amount shall be credited to Westar in determining the Adjustment Amount hereunder, and (d) MKEC shall be solely responsible for and shall have all of Aquila’s rights with respect to, and Westar shall bill or credit (as applicable) solely to MKEC, the amount of the difference between the Closing SO2 Payable Amount and the Total SO2 Payable Amount, whether such difference relates to periods of time prior to or following the Effective Time.

SECTION 4.	MUTUAL CONSENTS AND RELEASES

4.1          Consents to Transfer. Each of the Consenting Owners hereby consents to, and waives any rights of first refusal or first offer under the JEC Project Documents with respect to, the transfers, conveyances, and assignments by Aquila contemplated by Section 2.1 hereof. The Consenting Owners hereby agree and acknowledge that Aquila will retain the MPS Interest and that the JEC Project Documents are being assigned only to the extent relating to the JEC Transferred Interest. The Consenting Owners hereby waive any requirement set forth in the JEC Project Documents that the transferring owner transfer or assign all of its interest in the JEC Project Documents. Aquila hereby consents to, and waives any rights of first refusal or first offer under the JEC Project Documents with respect to, the transfers, conveyances, and

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assignments of the JEC Transferred Interest by the Owner Trustee or the Owner Participant to Westar or the Westar entities.

4.2        Release of Aquila. Effective upon the assignment of Aquila’s right, title and interest in and to the JEC Transferred Interest as set forth in Section 2.1 hereof, and without further action by any party, Aquila is hereby released from any and all liabilities and obligations to the Consenting Owners (in any capacity) in respect of the JEC Transferred Interest, except with respect to any such liability arising with respect to periods prior to the Effective Time and any liability arising under the terms hereof. The parties hereto, including MKEC, agree that MKEC shall be the primary obligor with respect to liabilities and obligations to, and shall be entitled to directly enforce rights and claims against, the Consenting Owners in respect of the JEC Transferred Interest with respect to periods prior to the Effective Time and that the liability of Aquila to the Consenting Owners for such liabilities shall be secondary thereto.

4.3        Consent to Assignment of Transmission Agreement. Westar and KGE hereby consent to the transfer, conveyance, and assignment by Aquila to Westar of all of Aquila’s right, title and interest in and to, and all of Aquila’s rights and obligations under, the WPK Transmission Agreement. Westar and KGE hereby confirm and agree neither such assignment and transfer nor the assignment and transfer of the JEC Transferred Interest will constitute or result in the termination of, or give rise to any right to terminate, either the WPK Transmission Agreement or the MPS Transmission Agreement. Effective upon such assignment, all representations, warranties, covenants and agreements of Westar contained in the WPK Transmission Agreement shall inure to the benefit of Westar, to the same extent as if Westar were originally a party thereto and, without further action by any party, Aquila is hereby released from any and all liabilities and obligations under the WPK Transmission Agreement.

4.4          Documents. Each of the Consenting Owners agrees to take such further actions and execute such additional documents as may be reasonably requested from time to time by any party hereto to further evidence the consents, waivers, and releases as set forth in this Section 4 of this Transfer Agreement.

4.5          Consent and Clarification Regarding Future Transactions. Each Consenting Owner hereby consents and agrees that, in the event a party to a Transmission Agreement transfers or assigns such party’s interest in the Jeffrey Energy Center (as such term is defined in the Transmission Agreements) pursuant to the terms of the Ownership Agreement: (a) the transferor may assign all or any portion of its rights and obligations under the Transmission Agreement to the extent related to the portion of the capacity from the Jeffrey Energy Center so transferred and (b) such transfer will in no way result in the termination of the Transmission Agreements either with regard to the portion of the capacity from the Jeffrey Energy Center so transferred or the portion that is not so transferred.

SECTION 5.	CLOSING

5.1          Closing. The consummation of the transactions (the “Closing”) contemplated hereby will take place at the time and place of the closing of the transactions contemplated under

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the terms of the Sale Agreement to be effective as of the Effective Time (as defined in the Sale Agreement).

SECTION 6.	REPRESENTATIONS AND WARRANTIES

6.1          Aquila. Aquila hereby represents and warrants to the Westar Entities that, as of the date of this Agreement:

(a)          Authority. Aquila has the corporate power and authority to execute, deliver and fully perform its obligations hereunder. The execution, delivery and performance of this Agreement by Aquila have been duly authorized by all necessary corporate action. This Agreement constitutes the valid, legal and binding obligation of Aquila, enforceable against Aquila in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or similar laws respecting creditor’s rights generally.

(b)          Approvals. No authorization, approval, consent or order of, or registration or filing with any court, governmental agency, or other third party is required on the part of Aquila for the execution, delivery and performance of this Agreement by Aquila, other than the following (collectively, the “Required Approvals”):

(i)           the consent and approval of the Owner Trustee, the Owner Participant, the Indenture Trustee, and the Note Purchasers under the terms of the JEC Lease Documents, as such terms are defined in the JEC Lease Documents;

(ii)          an Order of the Kansas Corporation Commission prior to Closing authorizing the transfer of the JEC Transferred Interest to Westar under the terms of this Agreement;

(iii)        the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; and

(iv)         an Order of the Federal Energy Regulatory Commission prior to Closing authorizing each of the transactions contemplated by this Agreement and each of the transactions contemplated by the Westar-MKEC PPA.

(c)          Conflicts. Giving effect to the Required Approvals, the execution, delivery and performance of this Agreement by Aquila (i) will not violate any law or regulation applicable to Aquila or any order, writ or decree of any court or governmental agency by which Aquila or any of its property is bound, (ii) will not violate any provision of the governing documents of Aquila, and (iii) will not violate or constitute a default under any material agreement or instrument to which Aquila is a party or by which Aquila or any of its property is bound.

(d)          Litigation. There is no action, suit, investigation or proceeding before any court, arbitrator, administrative or regulatory agency or other governmental authority, now pending or, to the knowledge of Aquila, threatened that could have a material

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adverse effect on the ability of Aquila to perform its obligations under this Agreement or that could affect the validity or enforceability hereof.

6.2         The Westar Entities. The Westar Entities, jointly and severally, hereby represent and warrant to Aquila that, as of the date of this Agreement:

(a)          Authority. Each Westar Entity has the corporate power and authority to execute, deliver and fully perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Westar Entity have been duly authorized by all necessary corporate action. This Agreement constitutes the valid, legal and binding obligation of each Westar Entity, enforceable against each Westar Entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or similar laws respecting creditor’s rights generally.

(b)          Approvals. Other than the Required Approvals, no authorization, approval, consent or order of, or registration or filing with any court, governmental agency, or other third party is required on the part of any Westar Entity for the execution, delivery and performance of this Agreement by any Westar Entity.

(c)          Conflicts. Giving effect to the Required Approvals, the execution, delivery and performance of this Agreement by each Westar Entity (i) will not violate any law or regulation applicable to any Westar Entity or any order, writ or decree of any court or governmental agency by which any Westar Entity or any of its property is bound, (ii) will not violate any provision of the governing documents of any Westar Entity, and (iii) will not violate or constitute a default under any material agreement or instrument to which any Westar Entity is a party or by which any Westar Entity or any of its property is bound.

(d)          Litigation. There is no action, suit, investigation or proceeding before any court, arbitrator, administrative or regulatory agency or other governmental authority, now pending or, to the knowledge of any Westar Entity, threatened that could have a material adverse effect on the ability of any Westar Entity to perform its obligations under this Agreement or that could affect the validity or enforceability hereof.

SECTION 7.	COVENANTS

7.1          Required Approvals. Each party hereto agrees to use its commercially reasonable efforts to secure, as soon as practicable after the date hereof, all of the Required Approvals. Each of the parties shall cooperate to the extent reasonably requested by any other party hereto in connection with the foregoing.

7.2          Further Assurances. Each party shall execute and deliver or cause to be executed and delivered from time to time, whether prior to or after Closing, such instruments, documents, agreements, consents and assurances, and shall take such other actions, as may reasonably be required to more effectively consummate the transactions contemplated hereby and effectuate the intent of the parties hereunder.

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SECTION 8.	CONDITIONS TO CLOSING

8.1          General Conditions. The obligation of each party hereto to consummate the transactions contemplated by this Agreement and to take the actions otherwise required to be taken by that party at the Closing is subject to the prior or contemporaneous satisfaction of each of the following conditions:

(a)          all Required Approvals must have been obtained and must be in full force and effect and, with respect to the Order of the Federal Energy Regulatory Commission, such Order shall not amend the terms of the Westar-MKEC PPA or impose any conditions on the transactions contemplated thereby;

(b)          no law, rule or regulation will have been enacted and be in effect that prohibits the consummation of the transactions contemplated hereby;

(c)          no proceeding by or before any court or other governmental authority (other than any proceeding instituted by any party hereto or any Affiliate thereof) will be pending involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby;

(e)   the transactions contemplated under the terms of the Sale Agreement must have been completed; and

(f)	the Westar-MKEC PPA must be in full force and effect.

8.2          Aquila Conditions. The obligations of Aquila to consummate the transactions contemplated hereby and to take the actions otherwise required to be taken by Aquila at the Closing is subject to the prior satisfaction, or waiver by Aquila, of each of the following conditions:

(a)          each of the Westar Entities must have complied with all of its obligations under Sections 2.1 and 3.1 of this Agreement;

(b)          each of the Westar Entities must have complied in all material respects with all other covenants and agreements herein that are required to be performed or complied with by them at or prior to the Closing, and each shall have delivered written certification of the foregoing to Aquila; and

(c)          the representations and warranties of the Westar Entities set forth in this Agreement must be true and correct in all material respects as of the Closing as if made at and as of such time, and Westar must have delivered written certification of the foregoing to Aquila.

8.3          Westar Conditions. The obligations of the Westar Entities to consummate the transactions contemplated hereby and to take the actions otherwise required to be taken by the Westar Entities at the Closing is subject to the prior satisfaction, or waiver by Westar, of each of the following conditions:

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(a)          Aquila must have complied with all of its obligations under Section 2.1 of this Agreement;

(b)          Aquila must have complied in all material respects with all other covenants and agreements herein that are required to be performed or complied with by it at or prior to the Closing, and it must have delivered written certification of the foregoing to Westar; and

(c)          the representations and warranties of set forth in this Agreement must be true and correct in all material respects as of the Closing as if made at and as of such time, and Aquila must have delivered written certification of the foregoing to Westar.

SECTION 9.	GENERAL PROVISIONS

9.1          Tax Matters. All transfer, documentary, stamp, registration, sales and use taxes, including real property conveyance taxes, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by MKEC in accordance with the terms of the Sale Agreement.

9.2          Successors and Assigns. Prior to the Closing, no party to this Agreement may assign its rights or obligations hereunder without the prior written consent of the other parties hereto. The provisions of this Agreement shall be binding upon the undersigned and each permitted successor and assign thereof in respect of their respective Ownership Interests, and shall inure to the benefit of each of the undersigned and each permitted successors and assigns thereof in respect of their respective Ownership Interests.

9.3          Counterparts. This Agreement may be executed by the parties in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

9.4          Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Kansas.

9.5          Effect of Agreement. Except as expressly provided herein, nothing contained in this Agreement shall be construed as amending any Project Document, Lease Document, or any Transmission Agreement or as modifying in any way the rights or obligations of the parties thereto.

9.6          Construction. This Agreement and the Exhibits hereto have been negotiated and prepared jointly by all parties hereto, have been reviewed by legal counsel to each party, and, as such, shall not be construed against or in favor of any party by reason of the drafting of any provision by any party or by legal counsel thereto.

9.7          Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

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9.8          Entire Agreement. This Agreement, together with the Exhibits hereto, embodies the final, entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter of this Agreement, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of any of the parties hereto. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed the within Agreement as of the day and year first written above.

WESTAR ENERGY, INC.

By: /s/ Mark A. Ruelle

Name:	Mark A. Ruelle
Title:	Executive Vice President and

Chief Financial Officer

KANSAS GAS AND ELECTRIC COMPANY

By: /s/ Mark A. Ruelle

Name:	Mark A. Ruelle
Title:	Vice President and Treasurer

AQUILA, INC.

By: /s/ Richard C. Green, Jr.

Name: Richard C. Green, Jr.

Title:	Chairman and Chief Executive Officer

MID-KANSAS ELECTRIC COMPANY LLC

By: /s/ L. Earl Watkins, Jr.

Name: L. Earl Watkins, Jr.

Title:	President and Chief Executive Officer

KC-1404218-7

Exhibit 3.1

Determination of Purchase Price

A.           Accounting Principles. The following principles (the “Accounting Principles”) will govern certain accounting matters provided for herein:

1.            Unless otherwise indicated, all amounts will be determined in accordance with GAAP and applicable FERC Accounting Rules.

2.            The amount of any item reflected in Aquila’s financial statements or in the attached Exhibit 3.1.A, Exhibit 3.1.B, or Exhibit 3.1.C as of any specified time, including in any FERC Account, as determined in accordance with GAAP and the FERC Accounting Rules, is referred to as the “Book Value” of such item as of such specified time; provided, however, that in the event that any provision of GAAP or the FERC Accounting Rules suspends or terminates depreciation of any asset as a result of such asset being held for sale in connection with the transactions contemplated by this Agreement, the value of such item as if such suspension or termination did not apply shall be the Book Value of such item and shall be used for purposes of determining the Adjustment Amount. Notwithstanding any other provision hereof, the Closing SO2 Payable Amount shall be determined as provided in Section 3.4 of the Agreement, and the “Book Value” thereof shall be such amount as so determined.

3.            “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

4.            “FERC Accounting Rules” means the requirements of FERC with respect to and in accordance with the Uniform System of Accounts established by FERC.

5.            All determinations and calculations will be made and performed in a manner to (a) avoid double counting of any item, to the extent that any such item is otherwise accounted for in such determination or calculation, and (b) give effect to the change in accounting policies described in note 1 to Exhibit 3.1.C. For purposes of computing the Adjustment Amount, any changes in applicable accounting rules, including the FERC Accounting Rules, following the date of this Agreement (other than the changes described in note 1 to Exhibit 3.1.C) will not be given effect for purposes of computing the Adjustment Amount to the extent that such changes would have the effect of changing any of the items included in Net Plant or the FERC Accounts in a manner that would cause the Adjustment Amount, if computed taking such changes into account, to be greater or lesser than the Adjustment Amount, as computed without taking such changes into account.

6.            Certain account balances and other values will be determined as set forth below:

“Base Net Plant Amount” equals the Net Plant of the JEC Transferred Interest as of June 30, 2005, which the Parties stipulate is $17,590,000.

“FERC Accounts” means the accounts listed on lines 13-35 and 42-51 of Exhibit 3.1.C maintained by Aquila with respect to the JEC Transferred Interest in accordance with the FERC Accounting Rules.

“Net Plant” means the Book Value of net plant of the JEC Transferred Interest, which is comprised of the amounts listed on lines 3-7 of Exhibit 3.1.C.

“Net Plant Adjustment” may be a positive or negative number, and means Net Plant at Closing minus the Base Net Plant Amount.

“Net Plant at Closing” will be the Net Plant, determined as of the Effective Time.

B.           Determination of the Adjustment Amount. The Adjustment Amount will be the sum of the following amounts, in each case determined as of the Effective Time: (i) the Net Plant Adjustment and (ii) the net total Book Value of the FERC Accounts.

C.           Payments Unrelated to the Adjustment Amount. The Adjustment Amount will not include or otherwise take into account any amounts attributable to the adjustments and payments made with respect to items and amounts prorated pursuant to Section 3.3.

D.           Example of Computation of Purchase Price. An example of the computation of the Purchase Price (using financial information for JEC Interest as of June 30, 2006) is depicted on Exhibit 3.1.A, Exhibit 3.1.B, and Exhibit 3.1.C. Specifically, (i) Exhibit 3.1.A provides a high-level overview of the computation of the Closing Payment Amount, (ii) Exhibit 3.1.B provides an example (in summary form) of the Post-Closing Adjustment Statement, and (iii) Exhibit 3.1.C provides a sample determination of the Purchase Price (including the Adjustment Amount) in detailed form.

Exhibit 3.1.A

Example of Kansas Electric Closing Payment Amount

See attached.

Exhibit 3.1.B

Example of Kansas Electric Post-Closing Adjustment Statement

See attached.

Exhibit 3.1.C

Sample Calculation of Kansas Electric Purchase Price